EXHIBIT 9.3

Form of Voting Agreement

as excerpted from Section 7 of the Subscription Agreement included as Exhibit A to the Confidential Private Placement Memorandum of Ante5, Inc., dated October 20, 2010

7.           Voting Agreement. The undersigned agrees that at any annual or special shareholders meeting, and whenever the shareholders of the Company act by written consent with respect to any matter, the undersigned hereby authorizes the Board of Directors of the Company (by majority vote) to vote the Shares on the undersigned’s behalf until the earlier of (i) one (1) year from the date of this Agreement, which will automatically renew for subsequent one (1) year periods unless revoked at the discretion of the Shareholder at least thirty (30) days prior to the expiration of the annual period by written notice to the Company, (ii) the date Shareholder sells into the public market or otherwise transfers or sells the Shares in a bona fide private transaction to an unrelated non affiliate, the Board of Directors of the Company will no longer be authorized to vote such Shares, or (iii) the date a registration statement covering the Shares is filed with the Securities and Exchange Commission, and declared effective under the Securities Act of 1933, as amended. A legend referring to this voting agreement will be affixed to the certificates evidencing the Shares.